Exhibit 21.1

Subsidiary	Jurisdiction of Organization
Abbey BioPharma Corp.	Delaware
Synageva BioPharma Ltd	United Kingdom
Synageva BioPharma B.V.	Netherlands
Synageva BioPharma Germany GmbH	Germany
Synageva BioPharma GmbH	Switzerland
Synageva BioPharma Japan KK	Japan
Synageva BioPharma Luxembourg S.a.r.l.	Luxembourg
Synageva BioPharma SAS	France
Synageva BioPharma S de RL de CV	Mexico
Synageva BioPharma S.L.	Spain
Synageva BioPharma S.R.L.	Italy
Synageva Participações Limitada	Brazil
Synageva Securities Corp.	Massachusetts